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EXHIBIT 10.24

SEVERANCE AGREEMENT

        THIS SEVERANCE AGREEMENT (the "Agreement"), is made and entered into this 13th day of February, 2004 (the "Effective Date") by and between Vastera, Inc., a Delaware corporation with its principal place of business at 45025 Aviation Drive, Dulles, VA 20166 ("Vastera" or the "Company"), and Kevin M. Boyce ("Boyce" or the "Employee").

RECITALS

        WHEREAS, Employee has been, and is currently, employed by the Company in a critical managerial position with the Company;

        WHEREAS, Employee is currently employed by the Company on an at-will basis; and

        WHEREAS, Employee and the Company each believe it to be in their best interests to provide Employee with certain severance protections and accelerated option vesting in certain circumstances

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Employment.    The Company hereby agrees to continue Employee's current employment as its Vice President, Finance and Corporate Controller unless terminated earlier in accordance with provisions contained herein below. The Employee shall be based at the Company's headquarters in Dulles, Virginia or such other place within a 40-mile radius thereof, as may be reasonably requested by the Company. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Chief Financial Officer or the President and Chief Executive Officer, as the case may be.

        2.    Effect of Termination.

          2.3    Termination at the Election of the Company or the Employee for Good Reason.

    If the Employee's employment is terminated (i) other than for cause (as defined hereinbelow) by the Company or (ii) by the Employee for good reason (as defined hereinbelow), the Company shall pay to Employee an aggregate severance amount equal to 50% of the Employee's annual base salary in effect as of the date of such termination (i.e., six months' base salary and such amount being referred to as the "Severance Amount"). At the discretion of the Company, payment of the Severance Amount may be made in either a single lump sum amount or in periodic payments consistent with the Company's payroll policies and practices. Payment of the Severance Amount shall be contingent upon the Employee signing a Release and Waiver Agreement substantially in the form attached hereto as Exhibit A. In addition to the Severance Amount, the Company shall provide Employee with full medical, dental, and vision benefits through the sixth full month following the date of Employee's termination.

    For the purposes of this Section 2.1, termination "for cause" shall be deemed to exist upon:

    (g)
    the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude that may reasonably adversely reflect on the Company or any felony;

    (h)
    willful misconduct in connection with the Employee's duties or willful failure to use reasonable effort to perform substantially his responsibilities in the best interest of the Company (including, without limitation, breach by the Employee of this Agreement), except in cases involving the mental or physical incapacity or disability of the Employee; provided however, that the Company may terminate the Employee's employment pursuant to this subsection (b) only after the failure by the Employee to correct or cure, or to commence and continue to pursue the correction or curing of, such refusals within 30 days after receipt by the Employee of written notice by the Company of each specific claim of any such misconduct or failure. The Employee shall have the opportunity to appear before the Board of Directors (the "Board") to discuss such written notice during such 30-day period. "Willful misconduct" and "willful failure to perform" shall not include actions or inactions on the part of the Employee that were taken or not taken in good faith by the Employee; and

    (i)
    fraud, material dishonesty, or gross misconduct in connection with the Company perpetuated by the Employee.

    For the purposes of this Section 2.1, "good reason" shall be deemed to exist when there occurs: (A) a material change in the reporting responsibilities of the Employee to someone other than the Chief Financial Officer or the President and CEO; (B) a substantial diminution of the Employee's responsibilities; (C) any reduction in the Employee's level of compensation without the approval of the Employee; (D) a difference in professional opinion between Employee and the CFO or the President and CEO regarding including or excluding disclosure in the Company's financial regarding some item or event such that the Employee believes certifying the financial statements would be a violation of federal securities laws; or (E) a transfer of the Employee's work location for purposes of performing his duties hereunder to a location that is beyond a 40-mile radius from the Company's current headquarters location in Dulles, Virginia.

          2.2    Extension of Option Exercise Period; Acceleration of Option Vesting.

    (a)
    Notwithstanding anything to the contrary contained in the exercise provisions of any of Employee's existing agreements governing the granting and exercising of options to purchase shares of the Company's Common Stock, irrespective of whether such options are incentive stock options ("ISO"s) or nonstatutory stock options ("Nonquals") or any such agreements executed by the Employee and the Company subsequent to the Effective Date, the Company agrees that Employee shall have six months from the Employee's termination date in which to exercise all options that are vested as of the date upon which Employee's employment was terminated, subject to any trading window requirements or other restrictions imposed under the Company's insider trading policy. This subsection 2.2(a) hereby (i) amends and shall be deemed an amendment to the exercise provisions of each and every existing agreement of Employee's governing the granting and exercising of options (both ISO and Nonqual) and (ii) unless this Agreement is amended to the contrary, is deemed incorporated by reference into any agreement between the Employee and the Company governing the granting and exercising of options (both ISO and Nonqual) executed subsequent to the date hereof, as though such provision were restated therein in their entirety.

    (b)
    Notwithstanding anything to the contrary contained in the exercise provisions of any of Employee's existing agreements governing the granting and exercising of ISOs and Nonquals or any such agreements executed by the Employee and the Company subsequent to the Effective Date, if during the period of time during which Employee is employed by the Company a Change of Control Event (as defined below) occurs, 100%

      of the unvested portion of all options held by Employee as of the date of Change of Control Event shall be deemed vested and Employee shall be entitled to exercise such options during the time period described in subsection 2.2(a). For purposes of this section 2.2(b) a "Change of Control Event" shall be deemed to exist if there occurs either:

      (vii)
      a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

      (viii)
      the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

        3.    Gross Up for Tax Treatment.    The Company agrees that if

    (e)
    because of the operation of any of the provisions of this Agreement, the payments to be made to Employee and the acceleration of option vesting hereunder are deemed "golden parachute payments" under the Internal Revenue Code of 1984, as amended, and

    (f)
    Employee is obligated to pay an excise tax associated with such golden parachute payments,

the Company shall reimburse the Employee in full for both (i) the amount of any such excise tax owed upon such golden parachute payments and (ii) any excise or ordinary income taxes owed in connection with the payment of the amount described in the preceding clause (i) (such payments being referred to as the "gross up amounts").

        4.    Entire Agreement.    This Agreement and the exhibits hereto constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

        5.    Amendment.    This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

        6.    Governing Law.    This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

        7.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

        10.    Waiver of Jury Trial.    The parties agree that they have waived their right to a jury trial with respect to any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Employee, or the termination thereof, including any claims under federal, state, or local law, and that any such controversy, claim, or dispute shall be heard and adjudicated in the state courts of the Commonwealth of Virginia, in Fairfax County.

{Signatures on following page.}

        IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement as of the day and year set forth above.

VASTERA, INC.

By:
        Brian D. Henderson
        Chief Counsel

By:
        Maria Henry
        Chief Financial Officer

EMPLOYEE

Kevin M. Boyce

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SEVERANCE AGREEMENT
RECITALS
AGREEMENT